EXHIBIT 5
                              MILES & STOCKBRIDGE,
                           A PROFESSIONAL CORPORATION
                                 10 LIGHT STREET
                            BALTIMORE, MARYLAND 21202








                                                 May 13, 1996



The Black & Decker Corporation
701 East Joppa Road
Towson, Maryland  21286

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933 of 2,400,000 shares of Common Stock of The Black & Decker Corporation, a Maryland corporation (the "Corporation"), to be issued in connection with The Black & Decker 1996 Stock Option Plan (the "Plan"), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion.

         Based on the foregoing, we are of the opinion that the Plan has been duly and validly authorized and adopted by the Board of Directors of the Corporation, and that the Common Stock being registered under the Securities Act of 1933, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                 Very truly yours,

                                                 Miles & Stockbridge,
                                                   a Professional Corporation


                                                 By:  /s/  GLENN C. CAMPBELL
                                                      Principal